Exhibit 99.1

RESIGNATION OF DIRECTOR

August 31, 2016

Boards of Directors

Eastside Distilling, Inc.

To whom it may concern:

I tender my resignation as a director of Eastside Distilling, Inc. effective immediately.

My resignation is not because of any disagreements with Eastside Distilling, Inc. on matters relating to its operations, policies and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/Martin Kunkel

Martin Kunkel